Exhibit 99.1

For more information:	Investor Relations

Joseph Cutts	JoAnn Horne
Chief Financial Officer	Market Street Partners
Electronics For Imaging	415-321-2455
650-357-3500

Electronics For Imaging Exceeds EPS & Revenue Expectations
Company Raises Fourth Quarter Outlook

Foster City Calif. – October 22, 2003 – Electronics For Imaging (EFI)(Nasdaq: EFII), the world leader in digital imaging and print management solutions for commercial and enterprise printing, announced today that, for the quarter ended September 30, 2003, revenues were $97.3 million as compared to $92.7 million for the same quarter in 2002. For the nine months ended September 30, 2003, revenues were $271.7 million as compared to $259.5 for the same period in 2002.

GAAP net income was $13.0 million or $0.24 per fully diluted share in the third quarter of 2003, an increase of 259% when compared to $3.6 million, or $0.07 per fully diluted share for the same period in 2002. For the nine months ended September 30, 2003, GAAP net income increased 225% to $26.3 million or $0.48 per fully diluted share, from net income of $8.1 million, or $0.15 per fully diluted share, for the same period in 2002.

Pro forma net income was $12.8 million or $0.24 per fully diluted share in the third quarter of 2003, an increase of 71% when compared to $7.5 million, or $0.14 per fully diluted share for the same period in 2002. For the nine months ended September 30, 2003, pro forma net income increased 115% to $29.0 million or $0.53 per fully diluted share, from pro forma net income of $13.5 million, or $0.25 per fully diluted share, for the same period in 2002.

For the third quarter 2003 and the nine months ended September, 30 2003, we computed pro forma net income by adjusting GAAP net income by the amortization of acquisition-related charges as well as gains, net of expenses, from settlements related to intellectual property litigation.

As of September 30, 2003, the company’s total assets were $971.5 million, up from $727.1 million reported as of December 31, 2002. Total liabilities as of September 30, 2003 were $338.9 million, up from $93.0 million as of December 31, 2002.

The Company currently anticipates the following results in the fourth quarter of 2003:

•	Revenue in the range of $104 million to $107 million, including approximately $8-$9 million in revenue related to Printcafe and T/R Systems.

•	GAAP fully diluted earnings per share of $0.00 to $0.02 in the fourth quarter, including acquisition-related charges for Printcafe and T/R Systems, charges related to the Company’s prior minority interest in Printcafe, and gains, net of expenses, related to intellectual property litigation.

•	Pro forma fully diluted earnings per share of $0.23 to $0.25 in the fourth quarter.

“Our strong third quarter results and the increase in the fourth quarter outlook reflect the positive benefits of our design licensing strategy and the accelerating demand for color imaging in the office environment,” said Guy Gecht, CEO, EFI. “Additionally, our new server line-up is being enthusiastically received by the professional printing market. We also anticipate further inroads into the graphic arts and commercial printing markets with the Printcafe acquisition and our many new partnerships, allowing us to fully capitalize on opportunities in this large market.”

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About Pro Forma Net Income and Adjustments

The $0.23 difference between forecasted GAAP and pro forma diluted earnings per share for the fourth quarter of 2003 is comprised of the estimated one time, non-recurring write-off of in-process research and development related to the Printcafe and T/R Systems acquisitions, the amortization of intangibles related to acquisitions, charges related the Company’s prior minority interest in Printcafe, and gains, net of expenses, related to intellectual property litigation. The preliminary valuation of the one time, non-recurring write-off of in-process research and development and intangible assets was based upon EFI’s preliminary evaluation of Printcafe’s technology. The final valuation, which will be completed following the closing of the Printcafe and T/R Systems acquisitions, may be materially different than the amounts contained within this press release.

To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a pro forma measure of net income that is GAAP net income adjusted to exclude certain costs, expenses and gains. Our pro forma net income gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. We compute pro forma net income by adjusting GAAP net income with the impact of amortization of acquisition-related charges, and other non-recurring charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements: The statements:

The Company currently anticipates the following results in the fourth quarter of 2003:

•	Revenue in the range of $104 million to $107 million, including approximately $8-$9 million in revenue related to Printcafe and T/R Systems.

•	GAAP fully diluted earnings per share of $0.00 to $0.02 in the fourth quarter, including acquisition-related charges for Printcafe and T/R Systems, charges related to the Company’s prior minority interest in Printcafe, and gains, net of expenses, related to intellectual property litigation.

•	Pro forma fully diluted earnings per share of $0.23 to $0.25 in the fourth quarter and “Our strong third quarter results and the increase in the fourth quarter outlook reflect the positive benefits of our design licensing strategy and the accelerating demand for color imaging in the office environment,” said Guy Gecht, CEO, EFI. “Additionally, our new server line-up is being enthusiastically received by the professional printing market. We also anticipate further inroads into the graphic arts and commercial printing markets with the Printcafe acquisition and our many new partnerships, allowing us to fully capitalize on opportunities in this large market” are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, the following: (1) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. Unexpected declines in revenue without a corresponding and timely decline in expenses could have a material adverse effect on results of operations; (2) current world wide financial/economic difficulties continue; (3) variations in growth rates or declines in the printing and imaging market across various geographic regions may cause a material impact in our results; (4) changes in historic customer order patterns, including changes in customer and channel inventory levels may cause a material impact in our results; (5) changes in the mix of products sold leads to variations in results; (6) market acceptance of new products and contribution to EFI’s revenue cannot be assured; (7) delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels; (8) competition and/or market factors in the various markets may pressure EFI to reduce prices on certain products; (9) competition with products internally developed by EFI’s customers may result in declines in EFI sales and revenues; (10) excess or obsolete inventory and variations in inventory valuation may cause a material impact in our results; (11) continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments may not be assured; (12) timely and qualitative execution in the manufacturing of products may not be assured; (13) litigation involving intellectual property or other matters may cause a material impact in our results; (14) our ability to adequately service our debt and dilution of earnings if the company’s convertible is treated on an “as converted basis” for purposes of calculating diluted earnings per share; (15) other risk factors listed from time to time in the company’s SEC reports. EFI undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with EFI’s business, please refer to the Risk Factors section (entitled “Factors That Could Adversely Affect Performance’’) of EFI Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI Corporation’s Investor Relations Department at 650-357-3828 or email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics For Imaging

Electronics For Imaging, Inc. (<www.efi.com>) is the world leader in digital imaging and print management solutions for commercial and enterprise printing. EFI’s award-winning technologies offer document management tools from creation to print, including high fidelity color and black and white Fiery® print servers that can output up to 2000 ppm; powerful production workflow and print management information software solutions for increased performance and cost efficiency; and an array of business-critical enterprise and mobile printing solutions. EFI maintains 25 offices worldwide.

Electronics For Imaging, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue	$97,330	$92,652	$271,734	$259,476
Cost of revenue	37,652	43,444	109,139	126,871

Gross profit	59,678	49,208	162,595	132,605

Research and development	23,725	22,998	69,807	68,422
Sales and marketing	14,746	12,833	44,659	37,583
General and administrative	5,518	5,424	15,510	16,358
Amortization of identified intangibles and other acquisition-related charges	1,330	1,144	5,208	3,246

Total operating expenses	45,319	42,399	135,184	125,609

Income from operations	14,359	6,809	27,411	6,996
Interest and other income, net	1,854	2,760	7,094	8,984
Litigation settlement income (charges)	1,568	(4,409)	1,568	(4,409)

Income before income taxes	17,781	5,160	36,073	11,571
Provision for income taxes	(4,801)	(1,548)	(9,740)	(3,471)

Net income	$12,980	$3,612	$26,333	$8,100

Shares used in per share calculation	53,594	54,659	54,569	54,794

Net income per diluted common share	$0.24	$0.07	$0.48	$0.15

Reconciliation of Reported GAAP Net Income to Pro Forma Net Income
Net income	$12,980	$3,612	$26,333	$8,100
Amortization of acquisition related charges	1,330	1,144	5,208	3,246
Litigation settlement (income) charges	(1,568)	4,409	(1,568)	4,409
Tax effect of pro forma adjustments	63	(1,666)	(982)	(2,297)

Pro forma net income	$12,805	$7,499	$28,991	$13,458

Shares used in per share calculation	53,594	54,659	54,569	54,794

Pro forma net income per diluted common share	$0.24	$0.14	$0.53	$0.25

Electronics For Imaging, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2003	2002
	(unaudited)
ASSETS
Cash and cash equivalents	$172,812	$153,905
Short-term investments	479,602	344,465
Restricted short-term investments	69,486	—
Accounts receivable, net	42,848	42,267
Inventories, net	4,232	4,125
Other current assets	28,540	18,053

Total current assets	797,520	562,815
Property and equipment, net	49,829	53,187
Restricted investments	43,080	43,080
Goodwill	49,140	43,552
Intangible assets, net	18,853	17,386
Other assets	13,034	7,086

Total assets	$971,456	$727,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$17,440	$13,067
Accrued and other liabilities	45,729	47,353
Income taxes payable	35,512	32,341

Total current liabilities	98,681	92,761
Long-term obligations	240,249	278

Total liabilities	$338,930	$93,039

Stockholders’ equity:
Common stock	609	590
Treasury stock	(158,150)	(99,959)
Additional paid-in-capital	303,507	272,456
Retained earnings	486,560	460,980

Total stockholders’ equity	632,526	634,067

Total liabilities and stockholders’ equity	$971,456	$727,106

Electronics For Imaging, Inc.
Revenue Break-Down
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue by product
Stand-alone Color Servers	$34,319	$44,665	$104,426	$121,121
Embedded Color Solutions	40,825	25,521	99,773	73,807
Digital Black-and-White Solutions	9,830	12,582	26,088	33,973
Other Sources	12,356	9,884	41,447	30,575

Total	$97,330	$92,652	$271,734	$259,476

Shipments by geographic area
North America	$47,135	$51,687	$133,721	$138,099
Europe	27,252	26,243	84,435	77,589
Japan	19,768	9,572	40,636	30,691
Rest of World	3,175	5,150	12,942	13,097

Total	$97,330	$92,652	$271,734	$259,476